KOTHARI PIONEER AMC LIMITED
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                                 CODE OF ETHICS
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                                  INTRODUCTION

This Code of Ethics (the "Code") has been adopted by Kothari Pioneer AMC Limited ("Kothari Pioneer") in connection with its subadvisory services to Pioneer India-Asia Fund and any other investment company registered under the U.S. Investment Company Act of 1940 (the "1940 Act") for which Kothari Pioneer may act as investment advisor from time to time (the "Clients").

Kothari Pioneer is committed to maintaining the highest ethical standards in connection with its Clients. Dishonesty, self-dealing, conflicts of interest and trading on material non-public information will not be tolerated. The Code reflects Kothari Pioneer's views on dishonesty, self-dealing and conflicts of interest. Every person who has been designated by Kothari Pioneer as an "Access Person" is required to read the Code annually and to certify that he/she has complied with its provisions and with the reporting requirements.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact ________________.

                                    SECTION 1

                               STATEMENT OF POLICY

Section 17(j) of the 1940 Act provides, among other things, that it is unlawful for any Access Person of Kothari Pioneer to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such Access Person of any Covered Security held or to be acquired by a Client in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative.

It is the policy of Kothari Pioneer that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Section 17(j) and the rules thereunder. The fundamental position of Kothari Pioneer is, and has been, that each Access Person shall place at all times the interests of the a Client ahead of his/her private Covered Securities transactions. Accordingly, private Covered Securities transactions by Access Persons must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with or relationships to any Client.

Without limiting in any manner the fiduciary duty owed by Access Persons or the provisions of this Code, it should be noted that Kothari Pioneer considers it proper that purchases and sales be made by its Access Persons in the marketplace of Covered Securities owned by a Client; PROVIDED, HOWEVER, that such personal Covered Securities transactions comply with the spirit of, and the specific restrictions and


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limitations set forth in, this Code. Such personal Covered Securities transactions also should be made in amounts consistent with the normal investment practice of the Access Person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in establishing investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the portfolios of a Client. In making personal investment decisions with respect to any Covered Security, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by Access Persons should be conducted in such a manner so as to eliminate the possibility that the Access Person's time and attention is being devoted to his/her personal investments at the expense of time and attention that should be devoted to management of a Client. It should be emphasized that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal Covered Securities transactions by an Access Person which show a pattern of abuse of his/her fiduciary duty to any Client.

                                    SECTION 2

                                   DEFINITIONS

2.1 ACCESS PERSON. The term "Access Person" shall mean any director, officer or Advisory Person of Kothari Pioneer.

2.2 ADVISORY PERSON. The term "Advisory Person" shall mean (i) every employee of Kothari Pioneer (or any other company in a Control relationship with Kothari Pioneer) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, (ii) every natural person in a Control relationship to a Client, Kothari Pioneer, who obtains information concerning recommendations made to an a Client with regard to the purchase or sale of a Covered Security and (iii) any other employee or independent contractor of a Client, Kothari Pioneer, designated as an Advisory Person by the Review Officer.


2.3 BENEFICIAL OWNERSHIP. "Beneficial Ownership" of a security shall mean having or sharing an opportunity, either directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in a security. Indirect opportunities to profit or share in any profit would be deemed to exist as a result of, but not limited to, the following:

        |X| securities held by members of an Access Person's immediate family sharing the same household (i.e., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships) or any other individual(s) sharing the same household;

        |X| a general partner's proportionate interest in securities held by a general or limited partnership;

        |X| the right to dividends which is separate or separable from the underlying security;


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        |X|   an Access Person's interest in securities held by a trust; or

        |X| an Access Person's right to acquire securities through the exercise or conversion of any derivative security.

2.4 CONTROL. The term "Control" shall mean the power to exercise a controlling influence over the management or policies of Kothari Pioneer, unless such power is solely the result of an official position with Kothari Pioneer, all as determined in accordance with Section 2(a)(9) of the 1940 Act.

2.5 COVERED SECURITY. The term "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and also shall include other derivative financial instruments (including, but not limited to, options, futures contracts and options on futures contracts) except that it shall not include:

        |X|   Direct obligations of the government of the United States;

        |X|   Bankers' acceptances;

        |X|   Bank certificates of deposit;

        |X|   Commercial paper;

        |X| High quality short-term debt instruments, including repurchase agreements (I.E., any instrument that has a maturity at issuance of fewer than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization); or

        |X|   Shares of registered open-end investment companies, including
              Clients.

2.6 LIMITED OFFERING. "Limited Offering" shall mean an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

2.7 MATERIAL NON-PUBLIC INFORMATION. "Material Non-Public Information" with respect to an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any Covered Securities of such issuer.
2.8 REVIEW OFFICER. "Review Officer" shall mean the officer of Kothari Pioneer designated from time to time to receive and review reports of purchases and sales by Access Persons. The term "Alternative Review Officer" shall mean the officer designated from lime to time to receive and review the reports of purchases and sales by the Review Officer, as well as Access Persons when the Review Officer is not available, and who shall act in all respects in the manner prescribed herein for the Review Officer.


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                                    SECTION 3

                              PROHIBITED ACTIVITIES

While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:

3.1 No ACCESS PERSON shall, directly or indirectly, without first obtaining approval of the President of Kothari Pioneer, communicate to any person any Material Non-Public Information relating to any issuer of any Covered Security owned by a Client. No Access Person shall, directly or indirectly, without first obtaining approval of the President of Kothari Pioneer, communicate to any person who is not an Access Person any Material Non-Public Information relating to a Client, including, without limitations the purchase or sale or the considered purchase or sale of a Covered Security on behalf of such Client, except to the extent necessary to effect Covered Securities transactions on behalf of such Client. No Access Person shall trade on or otherwise use any Material Non- Public Information for his/her personal benefit or for the benefit of any other person or entity or otherwise act in a manner detrimental to the Covered Securities transactions of a Client.

3.2 No ACCESS Person shall engage in, or permit anyone within his /her Control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, a Client or any issuer of any Covered Security owned by a Client.

3.3 ACCESS PERSONS shall not directly or indirectly purchase any security pursuant to an Initial Public Offering without obtaining prior written approval from the Review officer, after disclosure to and review by the Review Officer of all material information.

3.4 No ACCESS PERSON shall, directly or indirectly, purchase any security sold in a Limited Offering without obtaining prior written approval from the Review Officer, after disclosure to and review by the Review Officer of all material information.

3.5 No ADVISORY PERSON shall recommend any Covered Securities transaction for any Client without having previously disclosed any interest in such Covered Securities or the issuer thereof to the President of Kothari Pioneer, including without limitation:

        |X| his/her Beneficial Ownership of any Covered Securities of such issuer;

        |X| any contemplated transaction by such person in such Covered Securities;

        |X|   any position with such issuer or its affiliates; and

        |X| any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

         Such interested Advisory Person may not participate in the decision by Kothari Pioneer on behalf of any Client to purchase and sell Covered Securities of such issuer.


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                                    SECTION 4

                                 CONFIDENTIALITY

All information obtained from any Access Person hereunder shall be kept in strict confidence by Kothari Pioneer, except that reports of Covered Securities transactions hereunder will be made available to the Clients and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent Kothari Pioneer considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

                                    SECTION 5

                                 INTERPRETATION

Kothari Pioneer may from time to time adopt such interpretations of this Code as it deems appropriate.

                                    SECTION 6

                             EXCEPTIONS TO THE CODE

Although exceptions to the Code will rarely, if ever, be granted, Kothari Pioneer's President, after consultation with the Review Officer, may make exceptions on a case by case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Code. All such exceptions must be received in writing by the Access Person before becoming effective.

                                    SECTION 7

                  ADOPTION OF PROCEDURES TO ADMINISTER THE CODE

Kothari Pioneer has adopted procedures to administer the Code of Ethics. Kothari Pioneer shall administer such procedures in accordance with applicable rules and regulations adopted by the Commission, and all Access Persons are required to comply with such procedures.

















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